UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Additional proxy material to be mailed to shareholders on or around September 23, 2011, to be printed in the 2011 Annual Report.

To our shareholders,

The beginning of fiscal year 2011 marked the completion of 30 years in business for Giga-tronics.  This is quite an accomplishment given the magnitude of change that occurred in technology and in the marketplace over this period.  It required constant adaptation from employees and management to meet the evolving needs of customers and to respond to competitive challenges in the marketplace.  In 1980, when Giga-tronics was founded, it was difficult to achieve a few milliwatts of power at 20 GHz and the industry was just beginning to take advantage of the microprocessor to enhance calibration accuracy and support automated control.  In 2011, a handful of players represent more than three quarters of the market and a vastly superior 20 GHz microwave synthesizer sells for less than half the 1980 price.

Today’s environment clearly demands the Company develop new strategies for delivering value and winning preference.  My team and I spent a considerable part of fiscal 2011 evaluating strategic alternatives and have developed a plan for achieving product leadership within a sizable growing market.  As you may recall, two years ago the Company embarked on developing YIG filters for the F-15 and last year the focus was on building the organization to design and manufacture semi-custom switch products.  Now we have moved our attention back to developing new instrument products.  The direction chosen highly leverages the intellectual property and expertise from our component and switching businesses and builds upon our culture of engineering innovation and quality.  We’ll be executing on this plan in the coming year and I look forward to the program’s introduction as another catalyst for driving profitable growth at Giga-tronics.

The Company completed fiscal 2011 with 10% growth in sales to $21M and produced income before tax of 4%.  The higher sales was led by the nearly 60% growth we achieved in our switching business due to penetrating the Asian manufacturing market with our 8000 Series RF switch and by the completion of the F-15C/E YIG filter development program for Boeing.  The lower profit compared to last year was mainly due to higher R&D spending from reassigning the F-15 filter engineering team to the new development program mentioned above.  We also introduced 6 new products during the year, including the 8650B power meter with LAN interface and support for our new 50 GHz power sensor, an improved close-in phase noise option for the GT-2500B microwave synthesizer, a new USB sensor with pulse measurement capability to 20 GHz, the new modular 8800 Series RF switch platform and two new power amplifiers covering 20 and 40 GHz.  We hope these new products will continue our momentum into next year.  Although we ended the fiscal year with a cash balance of $1.4M, it quickly rose to $3.8M by the end of May of 2011 as the longer collection cycle of our foreign receivables concluded.  New orders declined by 12% in FY2011 due to delays in negotiating the new multi-year F/A-18 contract with Boeing, however, we have recently received year 2 of that contract in the first quarter of fiscal 2012 and are progressing toward a final agreement for all 4 years soon.

In other noteworthy news, we were selected to receive “Supplier of the Year” recognition from Boeing within their avionics category for successfully completing the F-15C/E filter program on schedule, within budget, and for delivering a filter with outstanding quality and reliability.  Each year, only 16 suppliers are selected out of more than 30,000.  In addition to this prodigious award, two divisions of Raytheon selected Giga-tronics for recognition as a 4-star supplier, clearly demonstrating our ability to manufacture products in the USA with world-class quality, reliability, and price.

Looking ahead we will continue strengthening our relationships in Asia with the aim to continue growing our switching business through discussions with consumer product OEMs and contract manufacturers.  In addition, the introduction of the Series 8800 modular switch positions us well for winning the complex switching installations used in defense applications worldwide.  And we are cautiously optimistic that our sole-source depot switch subsystem may finally begin ramping up now that first customer deliveries of the Boeing 787 have begun.  Finally, we’ve defined the direction for our next generation instrumentation investment and efforts are well underway for introducing the first of these platform elements on schedule.  I am very excited about the program’s potential to drive the Company’s future growth and I look forward to keeping you informed of our progress in the quarters ahead.

Sincerely,

John R. Regazzi
Chief Executive Officer